FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-77629





            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 2, 1999


                                54,522,740 shares


                        IMAGING TECHNOLOGIES CORPORATION
                    common stock, par value $0.005 per share

                            ------------------------

     This prospectus supplement supplements our prospectus dated August 2, 1999 relating to the resale by certain selling stockholders of up to 54,522,740 shares of our common stock, par value $0.005 per share, which may be offered and sold from time to time by certain of our stockholders or by their pledgees, donees, transferees or other successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer. We will receive no part of the proceeds from any of the sales of these shares. The "Selling Stockholders" section of the original prospectus is hereby supplemented to reflect corrections to certain typographical errors made in the second table of the "Selling Stockholders" section of the original prospectus. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.











            The date of this prospectus supplement is August 9, 1999.

                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                          FILE NUMBER 333-77629



     The following table sets forth, among other things, as of August 2, 1999, descriptions of the securities of which the underlying shares of common stock were registered and may be offered for sale from time to time by the original prospectus and this prospectus supplement.

     Except as set forth in this prospectus supplement with respect to the second table of the "Selling Stockholders" section and the explanation relating to that table which replaces the second table of that section and the explanation relating to that table in the original prospectus, there is no change to the section titled "Selling Stockholders" from the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.



                            SUPPLEMENTED INFORMATION

     The following table describes in greater detail the material relationships the selling stockholders have with us and the type of securities held by the selling stockholders of which we are registering the underlying shares of common stock. The following securities of which the underlying shares of common stock are being registered include the shares of common stock into which the Series D and E preferred stock are convertible and the shares of common stock into which the warrants issued pursuant to the private sales of the Series D and E preferred stock are exercisable.



                                       Total Amount
   Name of Selling Stockholder         Shares from           Shares from
(the natural person who exercises    Converted Series      Exercised Series       Shares        Other Warrants
control over the shares of Common    D and E Preferred         D and E            Common        Convertible Notes
             Stock)                       Stock                Warrants           Stock         and Stock Options
---------------------------------    ----------------     ---------------    -------------     ----------------

Balmore Funds S.A.                          3,500,000           1,750,000                0                  0
    (Francois Morax)(1)
Austost Anstalt Schaan                      3,500,000           1,750,000                0                  0
    (Thomas Hackl)(1)
Nesher, Inc.  (John Clarke)(2)                875,000             437,500                0                  0
Guarantee & Finance Corp.                     700,000             350,000                0                  0
    (Ricardo Durling)(3)
Harry J. Saal Trust UTA Dated               4,322,500           2,161,250                0          1,796,073
    7/19/72 (Harry J. Saal)(4)
Saal Family Charitable Lead                   577,500             288,750                0                  0
    Trust UTA Dated 2/25/98
    (Leonard J. Shustek)
Manor Investment (Miriam Freilich)             87,500              43,750                0                  0
Guilherme Duque                               175,000              87,500                0                  0
Manchester Asset Management                  1,312,500            656,250                0            250,000
    (Anthony L.M. Inder Rieden)(5)
Gilston Corporation, Ltd.                   1,312,500             656,250                0                  0
    (Dawn Davies)
R.T. Mercer                                   437,500             218,750                0                  0
Cashco FLP (David Lieberman)                  350,000             175,000                0                  0


                    FILED PURSUANT TO RULE 424(b)(3) AND (c)
                              FILE NUMBER 333-77629


                                       Total Amount
   Name of Selling Stockholder         Shares from           Shares from
(the natural person who exercises    Converted Series      Exercised Series       Shares        Other Warrants
control over the shares of Common    D and E Preferred         D and E            Common        Convertible Notes
             Stock)                       Stock                Warrants           Stock         and Stock Options
---------------------------------    ----------------     ---------------    -------------     ----------------


The Cuttyhunk Fund, Limited                 1,750,000             875,000                0                    0
   (Christopher Lewis)
Middleton Securities, Ltd.                    455,000             227,500                0                    0
    (John Dyrud)
Olympus Securities, Ltd.                    2,012,500           1,006,250                0              150,000
NP Partners                                 2,012,500           1,006,250                0              150,000
Filter International Corp.                  1,750,000             875,000                0              700,000
    (A C. Davies)(6)
BET Trust (Frank Kavanaugh)                    87,500              43,750                0                    0
Pacific Investments Trust                     175,000              87,500                0                    0
    (George Krajacic)
Greenhaven International Ltd.                 175,000              87,500                0                    0
    (Abbas Padldar)
Carl C. Perkins                                87,500              43,750                0                    0
Skip Braden                                    87,500              43,750                0                    0
American Industries, Inc.                           0                   0        2,400,000              772,099
    (Howard Hedinger)(7)
Ellison C. Morgan                                   0                   0          100,000              234,568
Carmel Mountain #8 Associates,                      0                   0                0               50,000
    L.P. (Roger Joseph)
Carmel Mountain                                     0                   0                0               50,000
    Environmental LLC (Bruce Tabb)
Software Technology, Inc.                   1,750,000             875,000        1,000,000                    0
    (Woo Young Kim)
DK Capital LLC (Frank Kavanaugh)                    0                   0          360,000               70,000
Mark Osman(8)                                       0                   0           80,000                    0
Carmine J. Bua (9)                                  0                   0           40,000                    0
Gerry Berg(10)                                      0                   0           40,000                    0
Joseph Pfeuffer(11)                                 0                   0           40,000                    0
Christopher McKee(12)                               0                   0           40,000                    0
David Carver(13)                                    0                   0           20,000                    0
Paul Barber (14)                                    0                   0           20,000                    0
Dale Richmond (15)                                  0                   0           20,000                    0
Daniel Caldwell (16)                                0                   0           20,000                    0
Alan Hier                                   1,050,000             525,000                0                    0
Brian Dror                                    175,000              87,500                0                    0
Fred Nesseri                                        0                   0           25,000                    0
C. Niven Bonar (17)                                 0                   0           67,500                    0
Pauline M. Bonar(18)                                0                   0           67,500                    0
Phyllis A. Leonardi (19)                            0                   0           40,000                    0
John M. Leonardi (20)                               0                   0           40,000                    0
Frank J. Leonardi, Jr. (21)                         0                   0           40,000                    0
Patricia M. Leonardi (22)                           0                   0           40,000                    0
Hiram T. French(23)                                 0                   0          150,000                    0
J. Steve Tiritilli                                  0                   0                0                5,000
John P. Mulder                                      0                   0                0                5,000
Edward W. Savarese(24)                              0                   0          500,000                    0
Bi Coastal Consulting Corp.                         0                   0                0              650,000
    (Peter Benz)(25)
Libra Finance (Seymour Braun)(26)                   0                   0                0              752,250



                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-77629


                                       Total Amount
   Name of Selling Stockholder         Shares from           Shares from
(the natural person who exercises    Converted Series      Exercised Series       Shares        Other Warrants
control over the shares of Common    D and E Preferred         D and E            Common        Convertible Notes
             Stock)                       Stock                Warrants           Stock         and Stock Options
---------------------------------    ----------------     ---------------    -------------     ----------------


Talbiya Ltd. (David Grin)(27)                       0                   0                0              331,500
Imperial Bancorp(Michael Berrier)(28)               0                   0                0               60,000
Doron Ben Yehezkel(29)                              0                   0          100,000                    0
Timothy E. McCanna(30)                              0                   0          170,000                    0


------------------------------


1. Includes 875,000 shares of common stock issuable pursuant to conversion of Series D preferred stock and 437,500 shares of common stock issuable upon the exercise of warrants which would be issued within two business days of the declaration of effectiveness by the SEC of the registration statement of which this prospectus is a part.
2. Includes 175,000 shares of common stock issuable pursuant to conversion of Series D preferred stock and 87,500 shares of common stock issuable upon the exercise of warrants which would be issued within two business days of the declaration of effectiveness by the SEC of the registration statement of which this prospectus is a part.
3. Includes 350,000 shares of common stock issuable pursuant to conversion of Series D preferred stock and also 175,000 shares of common stock issuable upon the exercise of warrants which would be issued within two business days of the declaration of effectiveness by the SEC of the registration statement of which this prospectus is a part.
4. Harry J. Saal is our Chairman of the Board of Directors. 5. Manchester Asset Management has been retained by us for consulting services within the last three years.
6. Filter International Corp. has been retained by us for consulting services within the last three years.
7. The information contained in this footnote is based solely upon the information contained in a Schedule 13 D/A dated April 5, 1999 filed with the SEC and the Company by American Industries.
8. Mark A. Osman has been retained by us as outside legal counsel on various matters and at various times and our subsidiaries within the past three years.
9. Carmine J. Bua has been retained by us as outside legal counsel on various matters within the past four years.
10. Gerry Berg was our Vice President of Operations and acting chief financial officer from February 1998 to August 1998, and served as our Senior Vice President of Worldwide Business Development and acting Secretary from August 1998 to February 1999.
11.  Joseph J. Pfeuffer currently is our Senior Vice President of Engineering.
12.  Christopher   McKee   currently  is  our  Vice  President  of  Finance  and
     Operations.
13.  David Carver is a member of our Board of Directors.
14.  Paul Barber currently is our Director of Sales for North America.
15.  Dale Richmond currently is our Vice President of Marketing.
16. Daniel Caldwell currently is the Vice President of our Software Products Division.
17. C. Niven Bonar is a son of Brian Bonar, our current Chief Executive Officer and President.
18. Pauline M. Bonar is a daughter of Brian Bonar, our current Chief Executive Officer and President.

                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                          FILE NUMBER 333-77629

19. Phyllis A. Leonardi is the daughter of Frank J. Leonardi, the Senior Vice President of our Sales and Marketing Division, and the mother of Frank J. Leonardi, Jr., one of our inside sales support representatives.
20. John M. Leonardi is a son of Frank J. Leonardi, the Senior Vice President of our Sales and Marketing Division, and a brother of Frank J. Leonardi, Jr., one of our inside sales support representatives.
21. Frank J. Leonardi, Jr. is one of our inside sales support representatives and a son of Frank J. Leonardi, the Senior Vice President of our Sales and Marketing Division.
22. Patricia M. Leonardi is a daughter of Frank J. Leonardi, the Senior Vice President of our Sales and Marketing Division, and a sister to Frank J. Leonardi, Jr., one of our inside sales support representatives.
23. Hiram T. French was the President of Color Solutions, Inc., one of our subsidiaries.
24. Edward W. Savarese has been our Chief Executive Officer, an Executive Vice President for Strategic Business Affairs and a Manager of Strategic Business Affairs for us and was a former member of our Board of Directors.
     25. Bi Coastal Consulting Corp. has been retained by us for consulting services within the last three years.
26. Libra Finance has been retained by us for consulting services within the last three years.
27. Talbiya Ltd. has been retained by us for consulting services within the last three years.
28. Imperial Bancorp's subsidiary Imperial Bank has a line of credit and an installment loan with us.
29. Doron Ben Yehezkel has been a Vice President of Engineering for NewGen Imaging Systems, Incorporated, one of our subsidiaries, within the past three years.
30. Timothy E. McCanna has been a Vice President of OEM Sales for us within the last three years.